EXHIBIT 99.1

STRYKER OPERATING RESULTS FOR

QUARTER ENDED JUNE 30, 2009

Kalamazoo, Michigan - July 21, 2009 - Stryker Corporation (NYSE:SYK) reported operating results for the quarter ended June 30, 2009 as follows:

Second Quarter Highlights

•	Net sales of $1,634 million were flat (0.1% decrease) on a constant currency basis (4.6% decrease as reported)
•	Orthopaedic Implants sales increased 5.1% on a constant currency basis (0.2% decrease as reported)
•	MedSurg Equipment sales decreased 7.7% on a constant currency basis (11.0% decrease as reported)
•	Net earnings decreased 4.7% from $306 million to $291 million
•	Diluted net earnings per share were unchanged at $0.73

"In a challenging environment, we were very pleased with the growth of our U.S. Orthopaedic Implant businesses, which accelerated from last quarter and showed strong year-over-year gains. This performance, combined with our heavy focus on controlling costs across the company preserved our diluted earnings per share results in the face of the steep short term slowdown in our MedSurg businesses, and the foreign currency headwinds in the quarter," commented Stephen P. MacMillan, President and Chief Executive Officer.

Net sales were $1,634 million for the second quarter of 2009, representing a 4.6% decrease compared to net sales of $1,713 million for the second quarter of 2008, and were $3,236 million for the first half of 2009, representing a 3.3% decrease compared to net sales of $3,347 million for the first half of 2008. On a constant currency basis, net sales decreased 0.1% for the second quarter and increased 1.6% for the first half.

Net earnings for the second quarter of 2009 were $291 million, representing a 4.7% decrease compared to net earnings of $306 million for the second quarter of 2008.  Diluted net earnings per share for the second quarter of 2009 were unchanged at $0.73 compared to the second quarter of 2008.  Net earnings for the first half of 2009 were $572 million, representing a 4.0% decrease compared to net earnings of $596 million for the first half of 2008.  Diluted net earnings per share for the first half of 2009 increased 0.7% to $1.44 compared to $1.43 for the first half of 2008.

Sales Analysis

Domestic sales were $1,047 million for the second quarter of 2009, representing a decrease of 0.5%, as a 9.1% increase in shipments of Orthopaedic Implants was offset by an 11.0% decrease in shipments of MedSurg Equipment.  Domestic sales were $2,089 million for the first half of 2009, representing an increase of 0.2%, as a result of a 7.5% increase in shipments of Orthopaedic Implants offset by an 8.0% decrease in shipments of MedSurg Equipment.

International sales were $587 million for the second quarter of 2009, representing a decrease of 11.0%.  The impact of foreign currency comparisons to the dollar value of international sales was unfavorable by $77 million in the second quarter of 2009.  On a constant currency basis, international sales increased 0.6% in the second quarter of 2009, as a result of a 0.4% increase in shipments of Orthopaedic Implants and a 1.1% increase in shipments of MedSurg Equipment.  International sales were $1,146 million for the first half of 2009, representing a decrease of 9.1%.  The impact of foreign currency comparisons to the dollar value of international sales was unfavorable by $164 million in the first half of 2009.  On a constant currency basis, international sales increased 3.9% in the first half of 2009, as a result of a 3.3% increase in shipments of Orthopaedic Implants and a 5.2% increase in shipments of MedSurg Equipment.

Worldwide sales of Orthopaedic Implants were $1,014 million for the second quarter of 2009, representing a decrease of 0.2%, and were $1,987 million for both the first half of 2009 and 2008.  On a constant currency basis, sales of Orthopaedic Implants increased 5.1% in the second quarter and 5.7% in the first half of 2009, based on higher shipments of reconstructive, trauma, spinal and craniomaxillofacial implant systems.

Worldwide sales of MedSurg Equipment were $620 million for the second quarter of 2009, representing a decrease of 11.0% as reported and 7.7% on a constant currency basis based on lower shipments of surgical equipment and surgical navigation systems; endoscopic, communications and digital imaging systems; and patient handling and emergency medical equipment.  Worldwide sales of MedSurg Equipment were $1,248 million for the first half of 2009, representing a decrease of 8.2% as reported and 4.4% on a constant currency basis as higher shipments of surgical equipment and surgical navigation systems were offset by lower sales of endoscopic, communications and digital imaging systems and patient handling and emergency medical equipment.

Outlook for 2009

The Company projects that diluted net earnings per share for 2009 will be in the range of $2.90 to $3.10, an increase of 2% to 10% over adjusted diluted net earnings per share of $2.83 in 2008.  The financial forecast for 2009 anticipates a constant currency net sales increase in the range of 1% to 3%. If foreign currency exchange rates hold near June 30, 2009 levels, the Company anticipates an unfavorable impact on net sales of approximately 1.5% to 2.5% in the third quarter of 2009 and an unfavorable impact on net sales of approximately 2% to 3% for the full year of 2009.

Conference Call

As previously announced, the Company will conduct a conference call for financial analysts at 4:30 p.m., Eastern Time, today. To participate in the conference call dial 866-700-0133 (domestic) or 617-213-8831 (international) and enter the participant passcode 77115009. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Wednesday, July 22, 2009, until 7:30 p.m. on Tuesday, July 28, 2009. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 93166153.

Forward-Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements.  Such factors include, but are not limited to: further weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; unfavorable resolution of income tax audits; changes in financial markets; and changes in the competitive environment.  Additional information concerning these and other factors is contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit www.stryker.com.

STRYKER CORPORATION
For the Three Month and Six Month Periods Ended June 30, 2009
(Unaudited - In Millions Except Per Share Amounts)

	Second Quarter			Six Months
CONDENSED STATEMENTS OF EARNINGS	2009	2008	% Change	2009	2008	% Change

Net sales	$1,634.3	$1,712.6	(4.6)	$3,235.6	$3,347.0	(3.3)
Cost of sales	536.3	533.2	0.6	1,051.8	1,033.7	1.8

GROSS PROFIT	1,098.0	1,179.4	(6.9)	2,183.8	2,313.3	(5.6)
% of Sales	67.2	68.9		67.5	69.1

Research, development and
engineering expenses	82.6	90.3	(8.5)	163.0	175.4	(7.1)
Selling, general and
administrative expenses	617.1	678.2	(9.0)	1,233.7	1,332.7	(7.4)
Intangibles amortization	8.5	10.0	(15.0)	18.1	20.6	(12.1)

	708.2	778.5	(9.0)	1,414.8	1,528.7	(7.5)

OPERATING INCOME	389.8	400.9	(2.8)	769.0	784.6	(2.0)
% of Sales	23.9	23.4		23.8	23.4

Other income (expense)	10.2	19.2	(46.9)	17.4	39.5	(55.9)

EARNINGS BEFORE INCOME TAXES	400.0	420.1	(4.8)	786.4	824.1	(4.6)

Income taxes	108.7	114.3	(4.9)	214.0	227.8	(6.1)

NET EARNINGS	$ 291.3	$ 305.8	(4.7)	$ 572.4	$ 596.3	(4.0)

Net earnings per share
Basic	$ 0.73	$ 0.74	(1.4)	$ 1.44	$ 1.45	(0.7)
Diluted net earnings per share	$ 0.73	$ 0.73	0.0	$ 1.44	$ 1.43	0.7

Average Shares Outstanding
Basic	397.4	412.0		397.1	411.7
Diluted	399.0	417.9		398.8	417.9

STRYKER CORPORATION
For the Three Month and Six Month Periods Ended June 30, 2009
(Unaudited - In Millions)

	Second Quarter				Six Months
			% Change				% Change
				Constant				Constant
CONDENSED SALES ANALYSIS	2009	2008	Reported	Currency	2009	2008	Reported	Currency

Domestic	$ 1,047.2	$ 1,052.8	(0.5)	(0.5)	$ 2,089.2	$ 2,085.7	0.2	0.2
International	587.1	659.8	(11.0)	0.6	1,146.4	1,261.3	(9.1)	3.9

NET SALES	$ 1,634.3	$ 1,712.6	(4.6)	(0.1)	$ 3,235.6	$ 3,347.0	(3.3)	1.6

Orthopaedic Implants	$ 1,014.2	$ 1,016.2	(0.2)	5.1	$ 1,987.4	$ 1,987.3	0.0	5.7
MedSurg Equipment	620.1	696.4	(11.0)	(7.7)	1,248.2	1,359.7	(8.2)	(4.4)

NET SALES	$ 1,634.3	$ 1,712.6	(4.6)	(0.1)	$ 3,235.6	$ 3,347.0	(3.3)	1.6

		Second Quarter
		% Change
	Domestic	International		Total
			Constant		Constant
SUPPLEMENTAL SALES GROWTH ANALYSIS	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	9	(12)	1	(2)	5
Knees	11	(15)	(3)	0	5
Trauma	11	(8)	1	(1)	5
Spine	14	(1)	10	9	13
Craniomaxillofacial	12	(18)	(8)	1	5
Total Orthopaedic Implants	9	(11)	0	0	5

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	(4)	(12)	(1)	(7)	(3)
Endoscopic, communications and digital imaging systems	(6)	(6)	7	(6)	(3)
Patient handling and emergency medical equipment	(30)	(17)	(6)	(28)	(26)
Total MedSurg Equipment	(11)	(11)	1	(11)	(8)

			Six Months
		% Change
	Domestic	International		Total
			Constant		Constant
	Reported	Reported	Currency	Reported	Currency

Orthopaedic Implants sales:
Hips	6	(9)	5	(2)	5
Knees	10	(13)	0	0	6
Trauma	11	(6)	4	1	6
Spine	13	(1)	9	9	12
Craniomaxillofacial	12	(16)	(4)	2	6
Total Orthopaedic Implants	8	(9)	3	0	6

MedSurg Equipment sales:
Surgical equipment and surgical navigation systems	3	(12)	1	(2)	3
Endoscopic, communications and digital imaging systems	(7)	(3)	11	(6)	(2)
Patient handling and emergency medical equipment	(29)	(9)	6	(25)	(22)
Total MedSurg Equipment	(8)	(9)	5	(8)	(4)

STRYKER CORPORATION
(Unaudited - In Millions)

	June 30	December 31
CONDENSED BALANCE SHEETS	2009	2008

ASSETS

Cash and cash equivalents	$666.3	$701.1

Marketable securities	1,761.6	1,494.5

Accounts receivable (net)	1,097.3	1,129.5

Inventories	991.7	952.7

Other current assets	723.4	701.5

TOTAL CURRENT ASSETS	5,240.3	4,979.3

Property, Plant and Equipment (net)	950.3	963.8

Goodwill and Other Intangibles (net)	942.0	935.5

Other Assets	790.9	724.7

TOTAL ASSETS	$7,923.5	$7,603.3

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$1,075.1	$1,462.1

Other Liabilities	790.9	734.5

Shareholders' Equity	6,057.5	5,406.7

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$7,923.5	$7,603.3

STRYKER CORPORATION
For the Three Month and Six Month Periods Ended June 30, 2009
(Unaudited - In Millions)

	Second Quarter		Six Months
CONDENSED STATEMENTS OF CASH FLOWS	2009	2008	2009	2008

OPERATING ACTIVITIES

Net earnings	$291.3	$305.8	$572.4	$596.3

Depreciation	38.9	39.8	76.8	78.5

Amortization	53.3	58.9	107.1	118.4

Changes in working capital and other	(201.1)	(164.2)	(301.5)	(362.1)

NET CASH PROVIDED BY OPERATING ACTIVITIES	182.4	240.3	454.8	431.1

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(9.1)	(2.4)	(11.7)	(8.6)

Purchases of marketable securities, net	(153.3)	(202.1)	(251.5)	(110.5)

Purchases of property, plant and equipment	(30.4)	(41.2)	(61.0)	(72.1)

Proceeds from sales of property, plant and equipment	0.2	0.1	0.9	0.2

NET CASH USED IN INVESTING ACTIVITIES	(192.6)	(245.6)	(323.3)	(191.0)

FINANCING ACTIVITIES

Borrowings (repayments) of debt, net	(1.8)	6.3	(0.9)	7.1

Dividends paid	-	-	(158.6)	(135.6)

Other	(24.8)	0.5	(0.8)	5.0

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(26.6)	6.8	(160.3)	(123.5)

Effect of exchange rate changes on cash and cash equivalents	17.3	(3.4)	(6.0)	14.5

CHANGE IN CASH AND CASH EQUIVALENTS	$(19.5)	$(1.9)	$(34.8)	$131.1

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600